EXHIBIT 99.1

Nascent Biotech Opens Phase 1 Human Trial to Evaluate Pritumumab as Treatment Option for Primary and Metastatic Brain Cancer

SAN DIEGO, CA, March 24, 2021 – Nascent Biotech, Inc. (OTC:NBIO) (“Nascent Biotech”, “Nascent”, or the “Company”), a clinical-stage biotechnology Company pioneering the development of monoclonal antibodies targeting treatment of various cancers and viral infections, is pleased to announce that the Company has officially opened its Phase I trial to evaluate Pritumumab (PTB), the Company’s lead Monoclonal Antibody (Mab) therapeutic asset, as a treatment option for Brain Cancer, including Malignant Primary Brain Tumors and adult Brain Metastases.

Screening to enroll patients in the trial is already underway. Those interested may review trial requirements HERE. https://www.clinicaltrials.gov/ct2/results?term=pritumumab&type=Intr&cond=Brain+Cancer&phase=0

PTB is a natural human antibody that works by binding to Cell surface Vimentin (sometimes referred to as ectodomain vimentin, or EDV), a protein expressed on the surface of epithelial cancers. The PTB antibody is used as a targeted immunotherapy, which unlike chemotherapy, targets only the cancer cells without damaging healthy cells.

“Because EDV is found in a variety of cancers, our important clinical trials involving PTB could have implications for a broad range of more common cancers, such as breast, colon and lung,” noted Nascent CEO, Sean Carrick. “The current Phase 1 trial has been uniquely designed to ultimately treat a variety of brain cancers from gliomas and other primary brain tumors to brain metastases and leptomeningeal cancers arising from breast, lung and other solid tumors.”

For more information on the research studies and clinical trials, visit www.clinicaltrials.gov.

About Nascent Biotech

Nascent Biotech, Inc. (OTCQB: NBIO) is a clinical-stage biotech company pioneering the development of monoclonal antibodies to be used in the treatment of various cancers and viral infections, helping millions of people worldwide. Its products are not yet commercially available. The Company’s lead candidate, Pritumumab (PTB), is a monoclonal Antibody (Mab) that will be studied in Phase I clinical trials for the treatment of Brain Cancer. Development for PTB as a treatment for COVID-19 has been initiated.

For further information please visit our website www.nascentbiotech.com.

Forward Looking Safe Harbor Statement

Statements in this press release about our future expectations constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and our actual results could differ materially from expected results. These risks and uncertainties include, without limitation, Nascent Biotech Inc's ability to target the medical professionals; Nascent Biotech Inc's ability to raise capital; as well as other risks. Additional information about these and other factors may be described in the Nascent Biotech Inc's Form 10, filed on May 2, 2015, and future subsequent filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

Corporate Contact
Sean Carrick
President | CEO
Nascent Biotech, Inc.
772.713.0541 Cell
sean.carrick@nascentbiotech.com

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